Exhibit 99.1
BKC Board of Directors Appoints John Chidsey as Chairman and Chief Executive Officer
MIAMI—(BUSINESS WIRE)-May 27, 2008— Burger King Holdings, Inc. (NYSE:BKC) announced today that it has made several changes to its board of directors. The private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds, which purchased the company in December 2002, now own approximately 32% of BKC shares outstanding. Based on this reduced level of ownership, three of their representatives on the board of directors have elected to resign effective June 30, 2008: David Bonderman, TPG Capital; Andrew Balson, Bain Capital Partners; and Adrian Jones, the Goldman Sachs Funds. Brian Swette, the company’s non-executive chairman, has also resigned his position as chairman effective June 30, 2008 and will continue to serve as a director on the company’s board. Effective July 1, 2008, there will be 10 directors on the company’s board.
In light of Mr. Swette’s resignation as non-executive chairman, the board has appointed John Chidsey, the company’s chief executive officer (CEO), as chairman and CEO effective July 1, 2008. Chidsey commented, “I am pleased and honored to now serve as BKC’s chairman and CEO and I thank the board of directors for both their support and confidence. I look forward to continuing to lead this great brand into the future, taking advantage of our vast growth opportunities. I would also like to thank David, Andrew and Adrian for their leadership and the support they have given to our team and the company over the past five and a half years.”
Forward-Looking Statements
Certain statements made in this press release that reflect management’s expectations regarding future events are forward-looking in nature, including statements regarding the company’s expectations regarding its future growth opportunities. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including those risk factors set forth in our annual and quarterly reports filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.
About Burger King Holdings Inc.
The BURGER KING® system operates more than 11,400 restaurants in all 50 states and 70 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s web site at www.bk.com.
CONTACT: Burger King Holdings Inc., Miami
BKC Media Relations
Denise Wilson, (305) 378-7277
dwilson2@whopper.com
or
BKC Investor Relations
Amy Wagner, (305) 378-7696
awagner@whopper.com